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CUSIP NO. 12512N 10 5                                   13 G                                      Page 5 of 5 Pages

                                                             UNITED STATES
                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549

                                                             SCHEDULE 13G

                                               Under the Securities Exchange Act of 1934
                                                           (Amendment No. 6)

                                                            CDW Corporation
                                                           (Name of Issuer)
                                                              ----------

                                                             Common Stock
                                                    (Title of Class of Securities)
                                                              ----------

                                                              12512N 10 5
                                                            (CUSIP Number)
                                                              ----------

                                                           December 31, 2004
                                        (Date of Event Which Requires Filing of this Statement)
                                                              ----------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
___      Rule 13d-1(b)
___      Rule 13d-1(c)
_X_      Rule 13d-1(d)

                                                              ----------

* The  remainder  of this cover  page shall be filled out for a  reporting  person's  initial  filing on this form with  respect to the subject class of securities,  and for any subsequent amendment  containing  information which would alter the disclosures provided in a prior cover page.

The  information  required in the  remainder  of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the
Securities  Exchange  Act of 1934 ("Act") or otherwise  subject to the  liabilities  of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

============ =======================================================================================================
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
             MICHAEL P. KRASNY
------------ -------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a)  |_|
             NOT APPLICABLE                                                                             (b)  |_|
------------ -------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S.A.
----------------------------------------------- --------- ----------------------------------------------------------
 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH       5      SOLE VOTING POWER
              REPORTING PERSON.
                                                          17,708,171
                                                --------- ----------------------------------------------------------
                                                   6      SHARED VOTING POWER
                                                          0
                                                --------- ----------------------------------------------------------
                                                   7      SOLE DISPOSITIVE POWER

                                                          17,708,171
                                                --------- ----------------------------------------------------------
                                                   8      SHARED DISPOSITIVE POWER
                                                          0
------------ -------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             17,708,171
------------ -------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             NOT APPLICABLE                                                                                    |_|
------------ -------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             21.3%
------------ -------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORT PERSON*
             IN
============ =======================================================================================================

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:

                  CDW Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  200 North Milwaukee Avenue, Vernon Hills, Illinois 60061

Item 2(a)         Name of Person Filing:

                  Michael P. Krasny

Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  200 North Milwaukee Avenue, Vernon Hills, Illinois 60061

Item 2(c)         Citizenship:

                  USA

Item 2(d)         Title of Class of Securities:

                  Common Shares

Item 2(e)         CUSIP Number:

                  12512N 10 5

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  NOT APPLICABLE

Item 4:  Ownership:

                  (a)      Amount  Beneficially  Owned as of December 31, 2004:  17,708,171  shares (includes 38,938 shares held by his minor son). Mr. Krasny disclaims beneficial ownership with respect to the shares held by his minor son.

                  (b)      Percent of Class:  21.3%

                           (i)      sole power to vote or to direct the vote

                                    17,708,171

                           (ii)     shared power to vote or to direct the vote

                                    0

                           (iii)    sole power to dispose or direct the disposition of

                                    17,708,171

                           (iv)     shared power to dispose or to direct the disposition of

                                    0

Item 5.  Ownership of Five Percent or Less of a Class:

                  NOT APPLICABLE

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  NOT APPLICABLE

Item 7.  Identification  and  Classification  of the  Subsidiary  Which  Acquired the Security  Being Reported on by the Parent Holding
                  Company:

                  NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group:

                  NOT APPLICABLE

Item 9.  Notice of Dissolution of Group:

                  NOT APPLICABLE

Item 10. Certification:

                  NOT APPLICABLE

                                                      SIGNATURE

         After  reasonable  inquiry  and to the best of my  knowledge  and belief,  I certify  that the  information  set forth in this statement is true, complete and correct.

                                                              February 11,2005
                                                              ----------------------------------------------------
                                                              Date

                                                              /s/ Michael P. Krasny
                                                              -----------------------------------------------------
                                                              Signature

                                                              Michael P. Krasny
                                                              -----------------------------------------------------
                                                              Name/Title